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                                                                     EXHIBIT 2.3

                                FIRST AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER

     This First Amendment ("Amendment") is to the Agreement and Plan of Merger dated May 16, 2000 (the "Original Agreement") is dated May 17, 2000 by and between Tutornet.com Group, Inc., a Delaware corporation (the "Buyer"), and Segway Corp., a New Jersey corporation (the "Target"). The Buyer and the Target are referred to collectively herein as the "Parties."

                                   RECITALS

     WHEREAS, the Original Agreement was entered by the parties on May 16, 2000; and

     WHEREAS, the parties wish to amend the consideration provisions of the Original Agreement in order to effect certain business purposes,

     NOW, THEREFORE, the parties hereby agree as follows:

1.   The recital is hereby amended to read as follows:

          This Agreement contemplates a merger of the Target with and into the Buyer. The Target Stockholders will receive Five Thousand (5,000) restricted shares of Buyer's common stock and cash in the aggregate amount of One Hundred Seventy Five Thousand Dollars ($175,000) in exchange for all of the capital stock in the Target. The Parties expect that the Merger will further certain of their business objectives.

2.   Section 2.3 is hereby amended to read as follows:

     2.3 Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1, (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in Section 6.2, (iii) the Buyer and the Target will file with the Secretary of State of the States of Delaware and New Jersey Certificate of Merger (the "Certificate of Merger"), and (iv) the Buyer will deliver to the Exchange Agent in the manner provided below in Section 2.6 the certificates representing the shares and the sum of Twenty Five Thousand Dollars ($25,000) to be distributed to the Target Shareholders. Within three (3) weeks of the Effective Time, or when Buyer receives the funding from its recently closed Ten Million Dollar ($10,000,000) financing, whichever occurs first, Buyer will deliver to Exchange Agent an additional One Hundred Thousand Dollars ($100,000).
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3.   Section 2.6.1 is hereby amended to read as follows:

     2.6.1 Immediately after the Effective Time, the Buyer will furnish to Richard I. Anslow and Associates, counsel for Target, as Exchange Agent, the sum of Twenty Five Thousand Dollars ($25,000). Target hereby acknowledges the previous receipt of Fifty Thousand Dollars ($50,000) from Buyer as a deposit paid in advance and anticipation of the Closing of this Agreement. The Twenty Five Thousand Dollars ($25,000) paid at the Effective Time and the previously paid Fifty Thousand Dollars ($50,000) shall collectively be referred to herein as the "Deposit". Within three (3) weeks of the Effective Time, or when Buyer receives the funding from its recently closed Ten Million Dollar ($10,000,000) financing, whichever occurs first, Buyer will deliver to Exchange Agent an additional One Hundred Thousand Dollars ($100,000). Each shareholder of Target, shall receive the amount of 315/10,000 Dollars ($0.0315) per share. The Exchange Agent shall have the obligation to make the payments called for by this Section 2.6.1 to the shareholders of Target.

4.   Section 8.1 is amended to read as follows:

     8.1 Survival. Except for Target's and Exchange Agents to a submit an application for a tax clearance certificate pursuant to Section 2.4, Buyer's obligation to issue shares and make payments pursuant to Section 2.6, and Target's and Exchange Agent's obligation to pay Kline pursuant to
     Section 3.9, none of the representations, warranties, and covenants of the Parties will survive the Effective Time.

5. All capitalized terms used in this Amendment not defined herein shall have the meanings given them in the Original Agreement. References in this Amendment and in the Original Agreement to "this Agreement", herein, hereto and words of similar import shall mean the Original Agreement as amended by this Amendment.

6. This Amendment amends the Original Agreement. The Original Agreement, as amended by this Amendment, is in full force and effect, and the parties hereto hereby ratify and affirm the same.

     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first set forth above.
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BUYER:
Tutornet.com Group, Inc.


/s/ Euburn Forde
-------------------------------
By: Euburn Forde
    ---------------------------
Title: President
       ------------------------


TARGET:
Segway Corp.


/s/ Richard Analow
-------------------------------
By: Richard Anslow
    ---------------------------
Title: President
       ------------------------